Exhibit 99.2

Consent of Jefferies LLC

We hereby consent to the inclusion in the Registration Statement (the “Registration Statement”) of National Bank Holdings Corporation (“NBHC”) on Form S-4 and in the Proxy Statement/Prospectus relating to the proposed merger of Vista Bancshares, Inc. (“Vista”) with and into NBHC, which is part of the Registration Statement, of our written opinion to the Board of Directors of Vista dated September 15, 2025 (“Opinion Letter”) appearing as Annex C to the Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Vista’s Financial Advisor”, “Risk Factors—Risks Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Vista’s Reasons for the Mergers; Recommendation of Vista’s Board of Directors”, “The Merger—Opinions of Vista’s Financial Advisor”, and “The Merger—Certain Unaudited Prospective Financial Information.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any other registration statement (including any subsequent amendments to the Registration Statement), consent statement, proxy statement or any other document, except in accordance with our prior written consent.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Jefferies LLC

JEFFERIES LLC

New York, New York

October 17, 2025